Exhibit 1.1

RESOLUTION OF

THE BOARD OF DIRECTORS

OF

RTG VENTURES, INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on May 23rd, 2011

The Board of Directors who were present for this meeting & took active part therein were:

Dominic Hawes-Fairley
Neil Gray
Linda Perry
Reggie James

WHEREAS there has been presented to and considered by this meeting a Motion to accept the resignation of Barrington Fludgate of his Board seat;

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED to:

Accept Mr. Fludgate’s Resignation

Said Motion is hereby passed and the corporate books, records and the secretary shall file this Resolution in the corporate records.

The Secretary of the corporation, hereby signifies by affixing his signature hereto that the Board of Directors have duly considered & voted on this matter and have resolved to effectuate this Motion commensurate with their fiduciary duties towards the corporation and in guidance upon the current bylaws.

DATED: May 23rd, 2011

_____________________
David E. Price, Secretary